Exhibit 99.1

AptarGroup Reports Record Revenue and Strong Earnings

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 30, 2013--AptarGroup, Inc. (NYSE:ATR) today reported record third quarter revenue and strong quarterly earnings per share.

Third Quarter 2013 Summary

  Reported sales increased 6% from the prior year to a third quarter record of $624 million (core sales excluding currency effects increased 4%)
  Sales growth was driven by increased sales of the Pharma and Beauty + Home segments
  Food + Beverage sales were impacted by weak demand from the beverage market and decreased custom tooling sales
  Earnings were negatively impacted by continued soft demand in various U.S. markets, increased resin costs, and foreign currency transaction effects primarily in Latin America
  In spite of the challenging conditions, reported earnings per share rose 8% to $0.67 from $0.62 in the prior year
  Earnings per share excluding charges related to the European restructuring plan reached $0.70

THIRD QUARTER RESULTS

For the quarter ended September 30, 2013, reported sales increased 6% to $624 million from $590 million a year ago. Changes in currency exchange rates accounted for 2% of the sales growth in the quarter.

Third Quarter Segment Sales Analysis (Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Product Sales (including tooling)	4%	7%	-1%	4%
Currency Effects	1%	3%	1%	2%
Total Reported Growth	5%	10%	0%	6%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “We are pleased to report record third quarter sales in spite of some challenges in the markets we are serving. Our Pharma segment had a good quarter driven primarily by increased demand from the consumer health care and injection markets. Our Beauty + Home segment’s sales also grew, even with decreased demand in the U.S. Weaker volumes in the beverage market and a decrease in custom tooling sales were offset by increased demand from the food market in our Food + Beverage segment.”

Hagge continued, “We were able to generate healthy earnings, even though we faced challenges including the ongoing weak volumes in the U.S., increases in the cost of plastic resin, and negative Latin American currency transaction effects.”

In the quarter, AptarGroup recognized charges related to its European restructuring plan and this had a negative effect on earnings per share of approximately $0.03. AptarGroup’s previous earnings per share guidance for the third quarter did not include any impact from this plan. Third quarter earnings per share, excluding the charges related to this plan, were $0.70. Prior year comparable earnings per share were $0.66 when the negative impact from non-recurring purchase accounting effects relating to the Stelmi acquisition were excluded (approximately $0.04 per share).

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2013, reported sales increased 7% to $1.88 billion from $1.76 billion a year ago. Aptar Stelmi contributed approximately $74 million or 4% to the year-to-date sales growth while changes in currency exchange rates added an additional 1%.

Nine Months Year-to-Date Segment Sales Analysis (Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Product Sales (including tooling)	1%	3%	7%	2%
Currency Effects		2%	1%	1%
Acquisitions		17%		4%
Total Reported Growth	1%	22%	8%	7%

Hagge commented on the year-to-date results, “The diversity of Aptar’s business continues to be a long-term stabilizing factor. Even with challenges coming from different areas of our business, each segment grew core sales over the prior year. We continue to focus on the markets we serve and consumer application fields that will lead to growth opportunities.”

AptarGroup reported earnings per share of $1.98 compared to $1.86 a year ago. Charges related to the Company’s European restructuring plan had a negative effect on earnings per share in 2013 of approximately $0.12. Year-to-date 2013 earnings per share, excluding the charges related to the restructuring plan, were $2.10. Prior year comparable earnings per share were $1.95 when the negative impact from costs and non-recurring purchase accounting effects relating to the Stelmi acquisition were excluded (approximately $0.09 per share).

EUROPEAN RESTRUCTURING PLAN UPDATE

In the third quarter, AptarGroup recognized approximately $2.7 million of expense related to the plan, of which $0.5 million were non-cash expenses. For the year-to-date, AptarGroup recognized approximately $10.3 million of expense related to the plan, of which $1.5 million were non-cash expenses. Using current exchange rates, AptarGroup expects to recognize approximately $3 million in additional costs in the fourth quarter of 2013. Savings from the plan are expected to be approximately $12 million on an annualized basis.

OUTLOOK

Commenting on AptarGroup’s outlook, Hagge said, “As we look toward the fourth quarter, we expect core sales of each segment to grow over the prior year; however, our earnings will be negatively impacted by the continuing soft conditions in the U.S. markets served by our Beauty + Home segment. There is also some pending French tax regulation that, if enacted before the end of the year, could result in a full-year retroactive tax adjustment that could negatively impact our fourth quarter results by as much as $0.09 per share. Our current guidance does not reflect this pending tax regulation and is based on an effective tax rate of approximately 30% which is comparable to last year’s fourth quarter effective rate.”

AptarGroup expects earnings per share for the fourth quarter, before costs associated with the European restructuring plan, to be in the range of $0.62 to $0.67 per share compared to $0.57 per share reported in the prior year before costs associated with the restructuring plan.

OPEN CONFERENCE CALL

There will be a conference call on Thursday, October 31, 2013 at 8:00 a.m. Central Time to discuss AptarGroup’s third quarter results for 2013. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, home care, pharmaceutical, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels including the recent slowdown in Europe; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; the timing and successful completion of our European restructuring plan; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy including pending tax regulation; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net Sales	$623,644	$589,598	$1,882,718	$1,759,599
Cost of Sales (exclusive of depreciation shown below)	424,011	407,368	1,273,848	1,198,663
Selling, Research & Development and Administrative	86,917	80,094	269,335	256,433
Depreciation and Amortization (1)	37,222	35,248	112,007	100,399
Restructuring Initiatives	2,180	-	8,758	(215)
Operating Income	73,314	66,888	218,770	204,319
Other Income/(Expense):
Interest Expense	(4,841)	(4,721)	(15,364)	(13,867)
Interest Income	576	335	2,271	2,157
Equity in results of affiliates	(286)	(229)	(609)	(518)
Miscellaneous, net	(437)	753	(1,070)	(247)
Income before Income Taxes	68,326	63,026	203,998	191,844
Provision for Income Taxes	23,094	20,925	68,908	64,278
Net Income	$45,232	$42,101	$135,090	$127,566

Net Loss Attributable to Noncontrolling Interests	32	26	5	56
Net Income Attributable to AptarGroup, Inc.	$45,264	$42,127	$135,095	$127,622
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.68	$0.63	$2.04	$1.92
Diluted	$0.67	$0.62	$1.98	$1.86

Average Numbers of Shares Outstanding:
Basic	66,092	66,541	66,222	66,439
Diluted	67,986	68,353	68,273	68,711

(1) Depreciation and Amortization for the quarter and year-to-date ended September 30, 2013 included approximately $0.5 million and $1.5 million, respectively, of accelerated depreciation related to the European restructuring plan.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
ASSETS

Cash and Equivalents	$247,851	$229,755
Receivables, net	439,016	396,788
Inventories	349,690	321,885
Other Current Assets	109,091	90,505
Total Current Assets	1,145,648	1,038,933
Net Property, Plant and Equipment	857,833	848,233
Goodwill, net	355,316	351,552
Other Assets	69,575	85,694
Total Assets	$2,428,372	$2,324,412

LIABILITIES AND EQUITY

Short-Term Obligations	$77,710	$74,654
Accounts Payable and Accrued Liabilities	402,632	380,669
Total Current Liabilities	480,342	455,323
Long-Term Obligations	355,185	352,860
Deferred Liabilities	132,002	135,731
Total Liabilities	967,529	943,914

AptarGroup, Inc. Stockholders' Equity	1,460,233	1,379,890
Noncontrolling Interests in Subsidiaries	610	608
Total Equity	1,460,843	1,380,498

Total Liabilities and Equity	$2,428,372	$2,324,412

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2013	2012	2013	2012
NET SALES
Beauty + Home	$376,051	$358,476	$1,114,507	$1,104,911
Pharma	172,270	156,100	524,070	429,122
Food + Beverage	75,323	75,022	244,141	225,566
Total Net Sales	$623,644	$589,598	$1,882,718	$1,759,599

SEGMENT INCOME (1)
Beauty + Home	$30,943	$30,050	$85,697	$96,569
Pharma (2)	44,737	34,194	141,154	104,676
Food + Beverage	7,688	9,611	28,102	24,142
Restructuring Initiatives & Related Depreciation (3)	(2,664)	-	(10,257)	215
Corporate and Other	(8,113)	(6,443)	(27,605)	(22,048)
Total Income Before Interest and Taxes	$72,591	$67,412	$217,091	$203,554
Interest Expense, Net	(4,265)	(4,386)	(13,093)	(11,710)
Income before Income Taxes	$68,326	$63,026	$203,998	$191,844

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	8.2%	8.4%	7.7%	8.7%
Pharma (2)	26.0%	21.9%	26.9%	24.4%
Food + Beverage	10.2%	12.8%	11.5%	10.7%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and income taxes.

(2) - For comparison to the current year third quarter, Pharma segment income as a percent of net sales for 2012 was 24.4% when non-recurring purchase accounting effects were excluded. For comparable year-to-date amounts, Pharma segment income as a percent of net sales for 2013 was approximately 28.2% when the effects of the Stelmi acquisition for the first six months of 2013 were excluded, and approximately 26.7% for year-to-date 2012 when costs and non-recurring purchase accounting effects of the Stelmi acquisition were excluded.

(3) - Restructuring Initiatives & Related Depreciation includes the following income/(expense) items:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Depreciation:	2013	2012	2013	2012
European Restructuring Plan	$(484)		$(1,499)

Restructuring Initiatives:
European Restructuring Plan	(2,180)		(8,802)
Other Initiatives	$-		$44	215
Total Restructuring Initiatives & Related Depreciation	$(2,664)	$-	$(10,257)	$215

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424